EXHIBIT 23(i)




                        CONSENT OF JACSON & RHODES, P.C.










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LETTERHEAD  OF  JACKSON  &  RHODES,  P.C.




The  Board  of  Directors
Adair  International  Oil  and  Gas,  Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Adair International Oil and Gas, Inc. of our report dated March 30, 2001 and May 21, 2001 relating to the consolidated balance sheets of Adair International Oil and Gas, Inc. as of December 31, 2000 and March 31, 2001, respectively, and the related statements of operations, changes in stockholders' equity and cash flows for the year and quarter then ended, respectively, which report appears in the annual and quarterly reports on Form 10 KSB of Adair International Oil and Gas, Inc.



/s/

Jackson  &  Rhodes  PC
September  10,  2001


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